Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Rural Utilities Cooperative Finance Corporation:

We consent to the use of our report dated August 5, 2020, with respect to the consolidated balance sheets of National Rural Utilities Cooperative Finance Corporation as of May 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended May 31, 2020, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

McLean, Virginia
October 28, 2020